TECNOGLASS Acquires Florida-Based E.S. Windows For $13.0 Million

- Purchase Price Implies Enterprise Value to 2015 Normalized Adjusted EBITDA Ratio of 5.0 Times -

- Further Enhances Vertically Integrated Operations -

- Immediately Accretive to Earnings Per Share -

BARRANQUILLA, Colombia – December 5, 2016 - Tecnoglass, Inc. (NASDAQ: TGLS) (“Tecnoglass” or the “Company”), a leading manufacturer of architectural glass, windows, and associated aluminum products for the global commercial and residential construction industries, today announced the acquisition of E.S. Windows, LLC (“ESW”), the largest importer and reseller of Tecnoglass products in the United States, based in Miami, Florida. ESW is affiliated with José M. Daes, the Company’s Chief Executive Officer, and Christian T. Daes, the Company’s Chief Operating Officer.

The acquisition of ESW was completed for a total purchase price of $13.0 million, which consisted of 734,400 ordinary shares issued in connection with the transaction at an aggregate value of approximately $8.7 million based on the closing price of Tecnoglass shares on December 2, 2016, approximately $2.3 million in cash and approximately $2.0 million related to the assignment of certain account receivable assets. The determination of the purchase price, which implies an enterprise value that approximates 5.0 times the 2015 Normalized Adjusted EBITDA of ESW, was supported by an independent valuation conducted by a leading independent Investment bank. Additionally, ESW´s financial due diligence and quality of earnings was performed by accounting and advisory firm Cherry Bekaert LLP, a member within Baker Tilly International.

José M. Daes commented, “The consolidation of ESW marks another milestone in our efforts to generate shareholder value. This acquisition further enhances our vertically integrated operations and allows us to more efficiently serve our rapidly expanding U.S. customer base. We are especially pleased to complete this transaction on favorable terms to Tecnoglass, which we expect to be immediately accretive to earnings. With this transaction complete, we believe we are now better situated to continue growing revenues, strengthening our operations and investing capital wisely to produce attractive returns.”

About Tecnoglass

Tecnoglass Inc. is a leading manufacturer of architectural glass, windows, and associated aluminum products for the global commercial and residential construction industries. Tecnoglass is the #1 architectural glass transformation company in Latin America and the second largest glass fabricator serving the United States. Headquartered in Barranquilla, Colombia, the Company operates out of a 2.7 million square foot vertically-integrated, state-of-the-art manufacturing complex that provides easy access to the Americas, the Caribbean, and the Pacific. Tecnoglass supplies more than 800 customers in North, Central and South America, with the United States accounting for approximately 60% of revenues in 2015. Tecnoglass’ tailored, high-end products are found on some of the world’s most distinctive properties, including the El Dorado Airport (Bogota), Imbanaco Medical Center (Cali), Trump Plaza (Panama), Trump Tower (Miami), and The Woodlands (Houston). For more information, please visit www.tecnoglass.com or view our corporate video at https://vimeo.com/134429998.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on Tecnoglass’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of Tecnoglass’ business. These risks, uncertainties and contingencies are indicated from time to time in Tecnoglass’ filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that Tecnoglass’ financial results in any particular period may not be indicative of future results. Tecnoglass is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events and changes in assumptions or otherwise, except as required by law.

Investor Relations:

Santiago Giraldo

Deputy CFO

305-503-9062

investorrelations@tecnoglass.com